EXHIBIT 99.1

[WISER OIL LOGO]

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

Contact:	Page 1 of 2

George K. Hickox, Jr.

Chief Executive Officer

Phone: (214) 265-0080

Email: ghickox@wiseroil.com

The Wiser Oil Company to be Acquired by Forest Oil for $10.60 Per

Share in Cash Tender

May 23, 2004 DALLAS, TX/ The Wiser Oil Company (NYSE:WZR) announced today that it has agreed to be acquired by Forest Oil Corporation (NYSE:FST) for $10.60 per share in cash through a tender offer. The Boards of Directors of both companies have unanimously approved this transaction and Wiser shareholders owning approximately 41% of the common stock have agreed to tender their shares pursuant to the offer.

Wiser’s Chairman and Chief Executive Officer George K. Hickox, Jr. commented, “This transaction represents the culmination of our strategic repositioning of Wiser that began four years ago. We believe that Forest is well positioned to exploit the projects and prospects we have assembled. The Board of Directors and management team of the Company believe this offer represents a fair value for the Company’s assets and exploration potential in the United States and Canada. Our employees have been key to the company’s success and Forest’s offer reflects the value they have created for our shareholders.”

Under the terms of the merger agreement, the all cash transaction is structured as a first step tender offer for all of the common shares of Wiser at $10.60 per share, followed by a cash merger to acquire for $10.60 per share any shares of Wiser that remain outstanding after the closing of the tender offer. Forest has agreed to commence the tender offer within 7 business days. The tender offer is subject to customary closing conditions, including regulatory approvals and the valid tender of at least a majority of Wiser’s outstanding shares of common stock. A vote of Wiser’s stockholders will be required only if less than 90% of Wiser’s shares are tendered in the Forest offer.

Additional details regarding the tender offer and the transaction will be disclosed in the tender offer documents that will be filed concurrently with the commencement of the tender offer.

Petrie Parkman & Co. acted as financial advisor and rendered a fairness opinion to Wiser in connection with the transaction. Reed Smith LLP provided legal advice to Wiser in this transaction.

The Wiser Oil Company is a Dallas, Texas based independent energy company engaged in the acquisition, development and production of oil and natural gas in the United States and in Canada.

Forest Oil Corporation is engaged in the acquisition, exploration, development and production of natural gas and crude oil in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada in Alberta and the Northwest Territories.

This press release is neither an offer to purchase nor a solicitation to sell securities of The Wiser Oil Company. The tender offer will be made solely by an Offer to Purchase and related Letter of Transmittal to be disseminated to the stockholders upon the commencement of the tender offer. Wiser stockholders are advised to read the Offer to Purchase on Schedule TO and the Solicitation/Recommendation of the Board of Directors of Wiser on Schedule 14D-9, each of which will be filed with the Securities and Exchange Commission (“SEC”), when they are available because they will contain important information. The Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the SEC will be made available to stockholders of Wiser at no expense to them. These documents will also be available without charge at the SEC website at www.sec.gov and at the company website www.wiseroil.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company’s ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

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